INTIVA BioPharma Retains Dr. Benedikt Schoser as an Advisor

Munich-based Dr. Schoser is a world-renowned expert on the molecular mechanisms of muscle loss and weakness, and myotonic dystrophy

Denver, Colorado, July 12, 2018 - INTIVA BioPharma Inc. (“INTIVA” or the “Company”) (OTC: NTVA) today announced that Germany-based, Dr. Benedikt Schoser has been retained as an advisor to the Company.

Dr. Schoser is the senior consultant neurologist and co-chair of the Friedrich-Baur Institute, Germany’s major national referral center for rare neuromuscular diseases. In 2016 he received an additional degree in palliative medicine. Since 2016, Dr. Schoser has served as co-chair of the Scientific Muscle and Neuromuscular panel of the European Academy of Neurology and in 2018 became a Fellow of the European Academy of Neurology. His clinical and research interests are in the field of multisystemic neuromuscular diseases and metabolic and myotonic myopathies.

Dr. Schoser is an Associated Professor of Neurology at the Ludwig Maximilians University at their campuses in both Hamburg and Munich. Since 2010 he has also been the head of the Interdisciplinary Center for Neuromuscular Disorders at the University’s Munich campus. Dr. Schoser has authored and co-authored more than 200 articles in peer reviewed journals, and contributed more than 20 chapters to books on neurology and muscle pathology, primarily focused in the field of diagnostic features and translational therapeutic trials in myotonic dystrophies, myasthenic syndromes, metabolic myopathies, and inflammatory myopathies. He serves as a member of the Editorial Board of Neuromuscular Disorders, the Journal of Neuromuscular Diseases, and Journal of Rheumatology and until February 2017 was the past chair of the Scientific Board of Neuromuscular Centers.

Rob Goldfarb, INITVA’s Chief Operating Officer stated, “We are excited that Dr. Schoser is part of our scientific team. Dr. Schoser is one of the world’s top researchers in both molecular mechanisms of muscle loss and myotonic dystrophy. Dr. Schoser’s professional focus is on the investigation of molecular mechanisms of muscle loss and weakness in patients, and most importantly, in translating research on the basic mechanism into clinical reality.” Mr. Goldfarb also stated, “Since INTIVA has a pending patent application for the use of cannabinoids and terpenes for the treatment of dystrophies and myotonia, we’re excited to benefit from Dr. Schoser’s extensive knowledge regarding myotonic dystrophy and in having his assistance advancing the Company’s pre-clinical and clinical drug development strategy for myotonia.”

About Myotonia

Myotonia refers to a neuromuscular condition in which the relaxation of a muscle is impaired and can affect any muscle group. Because a repeated effort is required to relax the muscle, individuals with myotonia may have trouble with normal activities including releasing their grip on objects and having difficulty rising from a seated position. Patients suffering from myotonia often walk with a stiff, awkward gait.

Myotonic dystrophy is a genetic disorder that affects muscular function. Symptoms include gradually worsening muscle loss and weakness. There is currently no cure for myotonic dystrophy; however, various drugs have been administered to manage symptoms without great success.

INTIVA has filed a utility patent application with the United States Patent Office relating to the use of cannabinoids to treat myotonia, myotonic dystrophy and other related dystrophies. The application claims the benefit of a provisional patent application that was filed by the Company in 2017.

About INTIVA BioPharma Inc.

INTIVA BioPharma is a US-based pharmaceutical company engaged in the formulation, development and commercialization of cannabinoid-based pharmaceuticals in accordance with U.S. Food and Drug Administration (“FDA”) pre-clinical and clinical pathways, to address a broad range of medical conditions and disorders.

INTIVA BioPharma’s drug development strategy consists of:

A.	The determination of medical conditions and disorders that could potentially benefit from cannabinoid-based formulations;

B.	Conducting “freedom to operate” investigations on these conditions;

C.	The preparation of patent applications and the prosecution of such application and/or the licensing of existing patents;

D.	Identifying the regulatory pathway with the FDA; and

E.	Proceeding with pre-clinical and clinical development activities in accordance with FDA protocols for submission to obtain approval for the particular product(s).

INTIVA BioPharma website: www.intivabiopharma.com.

INTIVA Disclosure Notice: This press release contains “forward-looking statements. For this purpose, any statements contained herein or which are otherwise made by or on behalf of INTIVA BioPharma that are not statements of historical facts may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risk and uncertainties which may cause results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; government regulation generally; competitive developments; the ability to successfully market products domestically and internationally; difficulties or delays in manufacturing or issues relating to manufacturing capacity; commercial obstacles to the successful introduction of brand products generally; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement relating to product liability, patent protection, governmental investigations, and other legal proceedings; INTIVA BioPharma’s ability to acquire and protect patents and other intellectual property both domestically and internationally; the absence of certainty regarding the receipt of required regulatory approval or the timing or terms of such approvals; any changes in business, political and economic conditions; business interruption due to hurricanes or other events outside of INTIVA BioPharma’s control.

Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. INTIVA BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Company Contact:

Mark Lubchenco

Director of Investor Relations

INTIVA BioPharma Inc.

Tel. 1-303-495-7583

Email mlubchenco@intivabiopharma.com

Website www.INTIVABioPharma.com